EXHIBIT 77.H


77.H	CHANGES IN CONTROL OF REGISTRANT

(a)	Columbia Funds Management Company ("CFMC"), as the
investment adviser to the Registrant, may be deemed to have control of the Registrant. On December 10, 1997, CFMC became an indirect wholly-owned subsidiary of Fleet Financial Group, Inc., a publicly owned multibank holding company registered under the Bank Holding Company Act of 1956.
































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